Registration No. 033-84894
                                                                Rule 424(b)(3)


          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED OCTOBER 23, 1997

                   MLCC MORTGAGE INVESTORS, INC., Transferor
           ML Revolving Home Equity Loan Asset Backed Certificates,
                     Series 1997-1, Investor Certificates

                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer


     On October 30, 1997, the ML Revolving Home Equity Loan Trust 1997-1 (the "Trust") issued the ML Revolving Home Equity Loan Asset Backed Certificates, Series 1997-1 (the "Certificates") in an original aggregate principal amount of approximately $363,791,000. Each Certificate represents an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of October 1, 1997 by and among MLCC Mortgage Investors, Inc., Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on page S-33 of the Prospectus Supplement are hereby updated, in their entirety, as follows:




                                             Mortgage Loan Delinquency Experience
                                                    (Dollars in Thousands)

                                            Year ended         Year ended          Year ended         Year ended        Year ended
                                           December 31,       December 31,        December 31,       December 31,      December 31,
                                              1997               1998                1999               2000              2001
                                           ------------       ------------        ------------       ------------      ------------
Number of Revolving Credit
  Line (RCL) Loans Serviced                     31,395             30,571              31,517           33,863           6,700
Aggregate Loan Balance of
  RCL Loans Serviced                        $1,387,217         $1,191,938          $1,202,594       $1,313,527        $308,240
Loan Balance of RCL Loans
  2 months Delinquent                           $5,450             $6,634              $6,427           $8,137          $7,327
Loan Balance of RCL Loans
  3 months or more Delinquent(1)               $44,104            $31,348             $22,863          $18,782          $7,860
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans                           3.57%              3.19%               2.44%            2.05%            4.93%





                                                 Mortgage Loan Loss Experience
                                                    (Dollars in Thousands)



                                            Year ended         Year ended          Year ended         Year ended        Year ended
                                           December 31,       December 31,        December 31,       December 31,      December 31,
                                              1997               1998                1999               2000              2001
                                           ------------       ------------        ------------       ------------      ------------
Number of Revolving Credit Line
  Loans Serviced                             31,395              30,571             31,517              33,863              6,700
Aggregate Loan Balance of RCL
  Loans Serviced                       $  1,387,217        $  1,191,938       $  1,202,594        $  1,313,527       $    308,240
For the Period:
  Gross Charge-offs Dollars            $      4,269        $      2,756       $      4,445        $      3,884       $      1,037
Percentage(2)                                 0.31%               0.23%              0.37%               0.30%              0.34%

_____________
(1)  Includes Bankruptcy and Foreclosure.
(2)  As a percentage of aggregate balance of revolving credit line loans serviced.


     Additionally, the information contained in the table entitled "Trust Balances" under the heading "The Mortgage Loan Pool-The Mortgage Loans" on page S-26 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 2001, the Loan Balances of the Mortgage Loans:




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

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


                                  Trust Balances of Mortgage Loans as of December 31, 2001

                                                                                              % of Mortgage
                                           Number of                                          Loans by Trust
Range of Trust Balances                  Mortgage Loans           Trust Balance                   Balance
--------------------------------------------------------------------------------------------------------------
$0-24,999.99                                 2,012                $ 18,049,860.01                 11.16%
$25,000-49,999.99                              787                  28,467,475.68                 17.61%
$50,000-74,999.99                              356                  21,737,391.25                 13.44%
$75,000-99,999.99                              209                  18,335,010.03                 11.34%
$100,000-124,999.99                            113                  12,574,850.93                  7.78%
$125,000-149,999.99                             78                  10,740,197.43                  6.64%
$150,000-199,999.99                             91                  15,940,576.33                  9.86%
$200,000-249,999.99                             32                   7,120,895.42                  4.40%
$250,000-299,999.99                             15                   4,041,695.96                  2.50%
$300,000-349,999.99                              9                   2,857,655.72                  1.77%
$350,000-399,999.99                             13                   4,867,561.27                  3.01%
$400,000-449,999.99                              1                     400,000.00                  0.25%
$450,000-499,999.99                              7                   3,358,946.04                  2.08%
$500,000-549,999.99                              5                   2,563,249.76                  1.59%
$550,000-599,999.99                              5                   2,876,930.44                  1.78%
$600,000-649,999.99                              3                   1,816,704.56                  1.12%
$650,000-699,999.99                              2                   1,384,366.09                  0.86%
$700,000-749,999.99                              1                     738,369.88                  0.46%
$1,000,000-1,249,999.99                          1                   1,000,000.00                  0.62%
$2,500,000-2,999,999.99                          1                   2,800,706.74                  1.73%
                                    --------------------------------------------------------------------------
               TOTALS                        3,741               $ 161,672,443.54                100.00%
                                    ==========================================================================



                                                    ____________________


                                        The date of this Supplement is April 26, 2002.


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